Exhibit 4.12

FIRST INTERNATIONAL

Date:  March 9, 2011

BluePhoenix Solutions Ltd. (hereinafter: “the Company”)

Dear Sir / Madam:

RE:           Undertaking to Meet Financial Criteria

Whereas
The bank has provided the company with credits and a variety of banking services (hereinafter: “the Credit”) in reliance, inter alia, on the signing of the company on September 23, 2008 on a Letter of Undertaking to meet financial criteria and additional undertakings, which was amended on June 1, 2009 and on October 15, 2009 (hereinafter: “the Letter of Undertaking”);

And whereas	According to the unaudited financial statements of the company for the year 2010, the company failed to meet the financial criteria specified in sections A.1 and A.4 of the Letter of Undertaking;

And whereas	In light of the failure of the company to fulfill the undertakings thereof as specified above, the bank has the right to present the Credit for repayment forthwith;

And whereas
At the company’s request, the bank has agreed at this stage to defer the exercise of the right thereof to present the Credit for repayment forthwith solely on the aforesaid grounds, and this, subject to the conditions following hereinbelow:

(A)	Within 30 days of the date of this letter (hereinafter: “the Delay Period”), the company shall fulfill the cumulative conditions following herein below:

(1)	The company shall provide the bank with additional clarifications with regard to the reason for its failure to meet the financial criteria.

(2)	The company shall inform the bank of the steps it intends to take in order to rectify the breaches so that the conditions of its undertaking shall be fulfilled.

(B)
The company shall agree, by means of its signature in the margins of this letter, to a rise in the annual interest rate margin on foreign currency loan No. 302 that was made available to you on September 23, 2008, in account number 251690, at the rate of 0.5%.

If the company fails to meet the conditions specified in sub-sections (A) and (B) above and/or if the details and information required in section (A) above are not to the satisfaction of the bank, the bank’s approval of a delay thereof shall not be transformed into a waiver of its right to present the Credit for repayment forthwith on the basis of the grounds specified above, and the bank shall be authorized to present the Credit for repayment forthwith on the basis of the grounds specified above as well.

Notwithstanding the contents of our letter herein, in the event that any third party shall present company debts to it, in all or in part, for payment forthwith on the basis of the aforesaid grounds, the bank may also present the debts and undertakings of the company vis-à-vis the bank for payment forthwith.

It is hereby clarified that authorization of the bank for a limited delay solely during the Delay Period and subject to the fulfillment of the conditions above shall not derogate from the bank’s right to present the Credit for repayment forthwith, including during the Delay Period, on the basis of any other grounds.

For the avoidance of doubt, it is emphasized that the bank’s consent shall not be deemed to be an amendment of the Letter of Undertaking, and all the terms of the Letter of Undertaking shall remain in effect.

Nothing in the aforesaid is meant to encompass or exhaust the entirety of contentions and rights available to the bank, and the bank absolutely reserves all rights thereof.

In respect of this letter, your account shall be debited in the amount of NIS 10,000.

Yours truly,

[Signature]                      [Signature]

The First International Bank of Israel Ltd.
[Stamps:                      David Petel
                                         Andrea Arov]

To
The First International Bank of Israel Ltd.

We hereby confirm the contents of the letter above, we agree to the contents thereof and we undertake to act in accordance therewith.

[Signature]                      [Signature]
_________________________________
BluePhoenix Solutions Ltd.
[Stamp:               BluePhoenix Solutions Ltd.]